UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 3, 2011 (July 28, 2011)
BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-52584 (Commission File No.)	20-1132959 (IRS Employer Identification No.)
33583 Woodward Avenue, Birmingham, Michigan 48009
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (248) 723-7200
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On July 28, 2011, Birmingham Bloomfield Bancshares, Inc. (the “Company”) entered into a Securities Purchase Agreement with the Secretary of the Treasury (the “Treasury”), pursuant to which the Company issued and sold to the Treasury 4,621 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series D (“Series D Preferred Stock”), having a liquidation preference of $1,000 per share (the “Liquidation Amount”), for aggregate proceeds of $4,621,000. A copy of the Securities Purchase Agreement is attached hereto as Exhibit 10.1. The Securities Purchase Agreement was entered into, and the Series D Preferred Stock was issued, pursuant to the Treasury’s Small Business Lending Fund program (“SBLF”), a $30 billion fund established under the Small Business Jobs Act of 2010, that encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion. In conjunction with the issuance of the Series D Preferred Stock, the Company has redeemed from the Treasury for $3,461,000, all of the Series A Preferred Shares, Series B Preferred Shares, and Series C Preferred Shares which were issued to the Treasury in 2009 under the Treasury’s Emergency Economic Stabilization Act of 2008 Capital Purchase Program. The Company will also be filing a Certificate Eliminating the Certificates of Designation (the “Elimination Certificate”) with respect to the Series A, Series B, and Series C Fixed Rate, Cumulative Perpetual Preferred Stock that it had previously authorized under the U.S. Treasury’s Capital Purchase Program.
     The Company’s rights and obligations with respect to the Series D Preferred Stock are set forth in the Securities Purchase Agreement (attached hereto) and the Certificate of Designations filed with the Department of Licensing and Regulatory Affairs of the State of Michigan, a copy of which was included as an exhibit to the Company’s Form 8-K filed on August 1, 2011.
     The Series D Preferred Stock is entitled to receive non-cumulative dividends payable quarterly, on each January 1, April 1, July 1 and October 1, beginning October 1, 2011. The dividend rate, which is calculated on the aggregate Liquidation Amount, has been initially set at 1% per annum based upon the current level of “Qualified Small Business Lending”, or “QSBL” (as defined in the Securities Purchase Agreement) by the Company’s wholly owned subsidiary Bank of Birmingham (the “Bank”). The dividend rate for future dividend periods will be set based upon the “Percentage Change in Qualified Lending” (as defined in the Securities Purchase Agreement) between each dividend period and the “Baseline” QSBL level. Such dividend rate may vary from 1% per annum to 5% per annum for the second through tenth dividend periods, from 1% per annum to 7% per annum for the eleventh dividend period through year four and one-half. If the Series D Preferred Stock remains outstanding for more than four and one-half years, the dividend rate will be fixed at 9%. Prior to that time, in general, the dividend rate decreases as the level of the Bank’s QSBL increases. Such dividends are not cumulative, but the Company may only declare and pay dividends on its common stock (or any other equity securities junior to the Series D Preferred Stock) if it has declared and paid dividends for the current dividend period on the Series D Preferred Stock, and will be subject to other restrictions on its ability to repurchase or redeem other securities.

     As set forth in the Certificate of Designations, holders of the Series D Preferred Stock have the right to vote as a separate class on certain matters relating to the rights of holders of Series D Preferred Stock and on certain corporate transactions. Except with respect to such matters, the Series D Preferred Stock does not have voting rights.
     The Company may redeem the shares of Series D Preferred Stock, in whole or in part, at any time at a redemption price equal to the sum of the Liquidation Amount per share and the per-share amount of any unpaid dividends for the then-current period, subject to any required prior approval by the Company’s primary federal banking regulator.
     As part of the Securities Purchase Agreement, the Company has granted the Treasury (and any successor) holder certain rights to require the Series D Preferred Stock to be registered for resale under the Securities Act of 1933.
     The above discussion is a summary only, and is qualified in all respects by the specific terms of the Securities Purchase Agreement and the Certificate of Designations.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES
     The information contained in response to Item 1.01 above is hereby incorporated by this reference. The issuance of the Series D Preferred Stock was exempt from registration under the Securities Act of 1933 (the “Act”), in reliance on the exemptions from the registration requirements of the Act for transactions not involving any public offering pursuant to Section 4(2) under the Act.

ITEM 3.03	MATERIAL MODIFICATION OF THE RIGHTS OF SECURITY HOLDERS
     The information contained in response to Item 1.01 above is hereby incorporated by this reference.

ITEM 5.03	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR
     The information contained in response to Item 1.01 above is hereby incorporated by this reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS
     (d) Exhibits.
Exhibit Number
3.1	Certificate Eliminating the Certificates of Designation with respect to the Series A, Series B, and Series C Fixed Rate, Cumulative Perpetual Preferred Stock

10.1	Securities Purchase Agreement dated as of July 28, 2011 between the Secretary of the Treasury and Birmingham Bloomfield Bancshares, Inc.

99.1	Press Release

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
Dated: August 3, 2011	By:	/s/ Robert E. Farr
Robert E. Farr
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate Eliminating the Certificates of Designation with respect to the Series A, Series B, and Series C Fixed Rate, Cumulative Perpetual Preferred Stock

10.1	Securities Purchase Agreement dated as of July 28, 2011 between the Secretary of the Treasury and Birmingham Bloomfield Bancshares, Inc.

99.1	Press Release